Exhibit 10.22

ELECTION FOR ADDITIONAL COMPENSATION AND RELEASE AGREEMENT

I, Steven LaMonte, elect to receive additional compensation from Central Garden & Pet Company (the “Company”), under the terms below. I understand that by signing this Election for Additional Compensation and Release Agreement (referred to as the “Agreement”), I will receive compensation and benefits from the Company above what is ordinarily offered to employees who voluntarily resign or are terminated “for cause”. I understand that this Agreement shall become effective on the eighth day after it is signed by me, provided that it has not been previously revoked by me in a timely manner as set forth in Section 8 below.

RECITALS

The Company has offered to provide “Additional Compensation” as described below in return for the promises I make in this Agreement, and I have decided to accept the terms of this Agreement.

TERMS OF ADDITIONAL COMPENSATION

1)	Consideration by the Company. As separate consideration for my waiver and release of claims as found in paragraph 3(a) of this agreement, provided I sign, return, and do not revoke this Election for Additional Compensation and Release Agreement, within the applicable time frame, I will receive the following:

a)	Severance Pay. Following the termination of my engagement on April 1, 2014 as an advisor to the Company (and subject to Paragraph 3(c) below), I will receive severance/salary continuation payments for a period of twelve (12) months of my base salary. These payments of $17,115.38 shall be made, less applicable withholdings and deductions, on a bi-weekly basis. The severance/salary continuance and benefits (except for 401(k) Plan) will run from April 1, 2014 to March 31, 2015.

b)	Benefits Continuation. I understand that if I do not sign and return this Agreement, my active employee benefits (medical/dental) will cease on April 30, 2014. I understand that if I sign and return this Agreement within the sixty (60) days Consideration Period, referenced in Section 7, then my active employee benefits will be reinstated for the total severance/salary continuance time frame of April 1, 2014 through March 31, 2015 and then cease on March 31, 2015.

c)	Outplacement. I will receive outplacement services provided through CMI International. I understand that I am expected to initiate the outplacement services within sixty (60) days of my employment termination date of February 14, 2014.

d)	Option Vesting and Exercise. Options that have previously been granted to me as described on Exhibit A hereto will continue to vest through March 31, 2015 and any options which may have vested may be exercised at any time prior to March 31, 2015 or within 30 days thereafter. No vesting of options will continue beyond March 31, 2015 and all options will expire if not exercised on or before April 30, 2015.

2)	Termination Benefits. I will receive the benefits described below:

a)	Vacation Payout. I have been paid for any earned, unused vacation benefits (18 days) to my effective termination date of April 1, 2014 . No further vacation benefits will accrue beyond April 1, 2014.

b)	COBRA Coverage. I understand that I (or my covered dependents) are entitled to the continuation of health benefit coverage under the provisions of the Consolidated Omnibus Budget Reconciliation Act, 29 U.S.C.1161, et seq., regardless of whether I enter into this Agreement. Furthermore, I acknowledge that nothing herein affects my (or my covered dependent’s) eligibility for COBRA continuation coverage consistent with federal requirements upon the termination of my Company provided medical/dental benefits. The Company-designated COBRA Administrator will provide further information about my COBRA rights after the termination of health benefits as provided herein.

c)	Conversion Options. If permitted by other Company plans in effect as of my Employment Termination Date, such as life insurance, I may elect to convert any other group insurance coverage to individual policies and self pay for such coverage according to any individual conversion privileges contained in such Plans.

d)	401(k) Participation. Effective April 1, 2014, 2014, I understand that I am no longer eligible to participate in the Company’s 401(k) Plan and if actively participating will complete an “ING Employee Data Change Request Form” to reflect this change in my participation eligiblity. I understand that I may withdraw all accrued and vested funds from the Plan, pursuant to the terms of distributions from the Plan.

e)	Unemployment Compensation. Although the Company does not make the determination, the Company expects that I may be eligible for unemployment compensation benefits. I acknowledge that it is my obligation to apply for unemployment compensation, should I wish to do so.

f)	References. Should the Company receive requests for references from my prospective employers, the Company will limit its response to the dates of my employment, job duties or any other information that may be generally known to others, unless I provide a written release to the Company authorizing them to provide more detailed information.

3)	Consideration by Employee. In exchange for the additional consideration provided by the Company above in Section 1(a) and (b), I agree and promise as follows:

a)

Complete Release of Claims. I agree (except as indicated in the final paragraph of this Section) for myself and my heirs, representatives, executors, and successors, to forever and fully waive, release and discharge the Company, its subsidiaries and affiliated concerns, and all of their respective owners, officers, directors, trustees, agents, employees, employee’s spouses, insurers, either past or present, and all of their successors, agents or assigns (collectively “Releasees,” who I expressly agree are third-party beneficiaries of this Agreement), from any and all claims and damages of every kind and nature, known and unknown, which exist or can arise out of my employment and/or termination of employment with the Company, through and including the date of my signing of this Agreement. This release includes, but is not limited to, all contract (express or implied) and tort claims of all kinds and nature, as well as any rights or claims arising under the California Constitution; California statutory and common law (including contract law, employment law and tort law); the California Fair Employment and Housing Act; Title VII of the Civil Rights Act of 1964; the Age Discrimination in Employment Act, the Americans with Disabilities Act; and any other federal, state, or local law (be it statutory law, common law or decisional law), ordinance or regulation; as well as the public policies set forth in any of the above.

Notwithstanding the release of claims otherwise provided for in the paragraph immediately above, it is expressly understood that nothing in this Agreement will prevent me from filing a charge of discrimination with the Equal Employment Opportunity Commission or any of its state or local deferral agencies, or participating in any investigation by the Equal Employment Opportunity Commission or any of its state or local deferral agencies, although I understand and agree that by signing this Agreement I hereby waive the right to recover any damages or to receive other monetary relief in any claim brought by or through the Equal Employment Opportunity Commission or any other state or local agency on my behalf. Further, I also expressly understand that nothing in this Agreement shall be construed to be a waiver by me of any benefit that vested in any benefit plan prior to my Termination Date or as a waiver of my right to continue any benefit in accordance with the terms of a benefit plan. Likewise, I understand that nothing in this Agreement shall be construed to waive any right that is not subject to waiver by private agreement, including any right that I may have under California Labor Code Section 2802 to indemnification of any employee expenses or losses incurred in discharging my employment duties. Finally, I also expressly understand that nothing in this Agreement shall be construed to prohibit me from bringing any complaint, claim or action seeking to challenge the validity of this Agreement and/or alleging a breach of this Agreement by the Company.

I further agree and acknowledge that the release provided by this Agreement shall apply to all unknown and unanticipated injuries and/or damages (as well as those now disclosed). I acknowledge and understand that Section 1542 of the Civil Code of the State of California provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor”.

Being aware of this Section, I hereby expressly waive the provisions of such Section and any other similar provisions of law that may be applicable.

b)

Confidential and Proprietary Information. I acknowledge that in the course of my employment by the Company, I acquired or developed confidential or proprietary information not generally known to the public (collectively “Confidential Information”), which could include, by way of example, information concerning the Company’s business, technology, sales, distributors, customers and prospective customers, production methods and pricing. I agree that this Confidential Information belongs to and is the Company’s property. I acknowledge that the use, misappropriation or disclosure of the Confidential Information by or for a person or entity other than the Company would constitute a breach of trust and could cause irreparable injury to the Company. I further acknowledge that it is essential to the protection of the Company’s competitive position that the Company’s Confidential Information be kept secret and that it not be used for my own advantage or the advantage of others. I agree that upon termination of my employment: a) I will return all Company materials which may contain Confidential Information; b) I will not retain any copies or derivatives of any such materials; and c) I will not use or disclose Confidential Information after my separation of employment with the Company.

c)	I acknowledge that partial consideration for the salary continuation/severance benefit payouts for the period November 22, 2014 through March 31, 2015 (the “Extended Severance Period”) is the agreement to provide consulting services through March 31, 2015 as provided in Exhibit C hereto.

4)	Consultation with Legal Counsel. I have carefully read all of the provisions of this Agreement. I further acknowledge that the Company has encouraged and is by this Agreement advising me to review and discuss all aspects of this Agreement with legal counsel and that I have taken advantage of that opportunity to the full extent that I deem appropriate.

5)	Waiver of Rights Under ADEA. I understand that by signing this Agreement, I am expressly waiving all rights or claims against the parties being released arising under the Age Discrimination in Employment Act of 1967 (the “ADEA”), except that I also understand that I am not waiving any rights or claims under the ADEA that may arise after the date this Agreement is signed by me. I also acknowledge that the waiver of my rights or claims arising under the ADEA is in exchange for consideration payable to me under this Agreement that is substantially above and beyond that which I would otherwise be entitled to receive except for this Agreement.

6)	Voluntary Election. I understand and acknowledge the significance and consequences of this Agreement, that it is voluntary, that it has not been given as a result of any coercion, and expressly confirm that it is to be given full force and effect according to all of its terms, including those relating to unknown claims.

7)	Consideration Period. I acknowledge that I have been given forty-five (45) days in which to consider this Agreement. I further understand that I may voluntarily choose to waive this forty-five (45) day period by signing this Agreement in less time, and that my signature below in less than forty-five (45) days will indicate my agreement to have this period voluntarily waived.

8)	Revocation Period. I understand that this Agreement will not be effective for seven (7) days after it is signed by the Company and me, and that I can revoke my election at any time during that seven (7) day period by providing written notice of that revocation to the Company. I understand that if I choose to exercise my right to revoke, this Agreement shall become null and void and of no force or effect, and all rights and obligations of the parties under this Agreement shall be canceled and voided.

9)	Other Employment. I understand that severance benefits/salary continuation paid through November 21, 2014 will not be reduced by any compensation I earn if I am offered and accept another employment or consulting opportunity during the period that any such benefits are provided so long as such opportunity is consistent with the limitations of the Agreement to Protect Confidential Information, Intellectual Property and Business Relationships attached hereto as Exhibit B. Severance benefits/salary continuation paid after November 21, 2014 will be reduced by any compensation I earn as an employee or consultant between November 22, 2014 and March 31, 2015 provided, however, that no compensation received from third parties during this period may be offset against or require a repayment of severance paid prior to November 21, 2014. No reduction of severance/salary continuation shall occur as a result of any payments received by me from the Company pursuant to my Post-Employment Consulting Agreement attached as Exhibit C hereto.

10)	Responsibility and Confidentiality of the Release Agreement. I agree that I will not disclose the facts, terms or amounts recited in this Release Agreement to anyone other than a member of my immediate family or legal counsel, accountants and tax advisors, and even as to such person, only if this person is informed of and agrees to honor the confidentiality of this Agreement. I further agree to avoid making any oral or written statements of a derogatory or disparaging nature which would cause the Company any embarrassment or humiliation, which would cause the Company to be held in disrepute by the general public or employees, or which is damaging to or otherwise contrary to the Company’s best interests. However, nothing in this Agreement shall preclude me from making truthful statements or disclosures that are required by applicable law, regulation or legal process.

11)	Company Property. I understand that all company property is to be returned on my Employment Termination Date. I understand that this Agreement will become null and void if I do not return all company property in my possession or if the company property returned is damaged, altered or destroyed.

12)	Successors. This Agreement shall be binding upon the parties, and their heirs, representatives, executors, administrators, successors and assigns, and shall inure to the benefit of each and all of the Releasees, and to their heirs, representatives, executors, administrators, successors and assigns.

13)	General Provisions.

a)	This Agreement is made and entered into in the State of California and shall in all respects be interpreted, enforced and governed under the laws of that State. The separate provisions of this Agreement shall be construed as a whole and according to their fair meaning, and not strictly for or against either party.

b)	If any of the provisions of this Agreement are determined by a Court of Law to be illegal or invalid, the remaining provisions shall not be affected thereby, and the illegal or invalid provision shall be deemed not to be a part of this Agreement. However, I understand that if the “Complete Release of Claims” section is held to be illegal or unenforceable in any respect, the Company may elect to rescind this Agreement and demand reimbursement of all compensation paid to me pursuant to the Agreement.

c)	This Agreement represents and contains the entire understanding between the Company and me in connection with my separation from the Company. I acknowledge that I have not signed this Agreement in reliance on any promise, representation, or statement not contained herein.

14)	Non-Admission of Liability. This Agreement shall not be construed in any way as an admission by the Company of any liability or wrongdoing whatsoever. Likewise, this Agreement shall not be construed in any way as an admission by me of any misconduct or impropriety.

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN OR UNKNOWN CLAIMS.

Dated:	4/11/14	Accepted:	/s/ Steven LaMonte
Steven LaMonte

Dated:	4/23/14	Accepted:	/s/ William E. Brown
William E. Brown
Chairman
On behalf of Central Garden & Pet Company

EXHIBIT A

CENTA-Central Garden & Pet Corp.

Grant Detail Report

From     /     /     to     /     /

As of 3/13/2014

Steve LaMonte President Garden Group Atlanta Office Participant ID: 073486814

Grant Date	Grant ID	Expiration Date	Plan ID	Grant Type	Granted/Original Target	Grant Price	Outstanding	Vested	Exercisable
05/07/2012	0000000001585	03/26/2018	0302	NQ	80,000	$9,540000	80,000	20,000	20,000
Becoming Exercisable
20,000 on 03/26/2014		20,000 on 03/26/2015		20,000 on 03/26/2016
08/12/2013	0000000001653	03/31/2019	0302	NQ	70,000	$6,430000	70,000	0	0
Becoming Exercisable
17,500 on 03/31/2014		17,500 on 03/31/2015		17,500 on 03/31/2016	17,500 on 03/31/2017
Participant Totals					190,000		190,000	20,000	20,000

EXHIBIT B

AGREEMENT TO PROTECT CONFIDENTIAL INFORMATION, INTELLECTUAL

PROPERTY AND BUSINESS RELATIONSHIPS

This Agreement is made this      day April, 2014 (the “Effective Date”) by and between Central Garden & Pet Company and/or any of its wholly owned subsidiaries, successors and assigns (collectively called “the Company”) and Steven R. LaMonte (“Executive,” “I” or “Me”).

I RECOGNIZE that during my employment as a key executive with Central Garden & Pet Company and/or any of its wholly owned subsidiaries, successors and assigns (collectively called “the Company”), I have had and will continue to have access to Confidential Information (as defined below) and valuable business relationships;

I RECOGNIZE that my employment in certain capacities with a competitor could involve the use or disclosure of Company Confidential Information;

I RECOGNIZE that the Company’s Confidential Information and business relationships are critical to its success in the marketplace. The Company operates on a nationwide-basis, and therefore, the Company’s commitment to protecting its Confidential Information and business relationships is nationwide;

I RECOGNIZE that the law regarding restrictive covenants varies from state to state and the law that will apply to this Agreement after I terminate will depend on factors such as where I live, where I work, the location of my employer, the location of my former employer and other factors, many which are unknown at this time;

THEREFORE, in consideration for the compensation provided to me, to prevent the use or disclosure of Company Confidential Information, and to protect the valuable business relationships of the Company, I agree to the following:

1. Definitions.

(a) Confidential Information. For purposes of this Agreement, “Confidential Information” shall mean any information, including third-party information, provided to the Company in confidence, regarding the Company, its business, its plans, its customers, its contracts, its suppliers, or its strategies, that is not generally known and provides the Company with an actual or potential competitive advantage over those who do not know it. Confidential Information includes, but is not limited to, all such information I learned or developed during any previous employment with the Company or its predecessors in interest and all of the Company’s confidential, proprietary and trade secret information, which may include information and strategies relating to the Company’s products, processes and services, including customer lists and files, product description and pricing, information and strategy regarding profits, costs, marketing, purchasing, sales, customers, suppliers, contract terms, employees, salaries, product development plans, business, acquisition and financial plans and forecasts, and marketing and sales plans and forecasts. I acknowledge that requiring me to enter into this Agreement is one of the measures that the Company uses to maintain the secrecy of its Confidential Information.

Relevant Territory. For purposes of this Agreement, “Relevant Territory” shall mean any territory or region in which I performed services on behalf of the Company or about which I learned Confidential Information regarding the Company during the two (2) years prior to my separation from the Company for any reason.

(b) Services. For purposes of this Agreement, “Services” shall mean the same or similar activities in which I engaged during the two (2) years prior to my separation from the Company for any reason.

2. Confidentiality. I agree that I will not, during my employment with the Company (except in furtherance of the Company’s interests), or at any time after employment terminates, without the prior written consent of the Company Vice President of Human Resources, disclose any Confidential Information to or use any Confidential Information for, any third party or entity. This restriction prohibits me from, among other activities, engaging in or preparing to engage in developing, producing, marketing, distributing or selling lawn, garden, animal health, animal nutrition or pet related products for any business entity if that activity in any way involves the use or disclosure of Company Confidential Information and diverting or attempting to divert any business or customers from the Company using Confidential Information. To the extent that any Confidential Information is determined by a court of competent jurisdiction to be confidential information rather than a trade secret under applicable law, the prohibition on use and disclosure of that specific information shall be in effect for a period of three years after the termination of my employment with the Company; otherwise the prohibition shall last until the information ceases to be a trade secret (other than through any breach of secrecy by me or other third parties under a duty of secrecy to the Company). In the event that after my employment with the Company ceases, if I have any doubt about whether particular information may be used of disclosed, I will contact the Company Vice President of Human Resources.

3. Post-Employment Activities.

(a) Non-Competition. For twenty-four (24) months after the termination of my employment with the Company, I will not render executive, managerial, market research, advice or consulting services, either directly or indirectly, to any business engaged in or about to be engaged in developing, producing, marketing, distributing or selling lawn, garden, pest control, outdoor décor, bird feed, bird feeders or related products or which would otherwise conflict with my obligations to the Company This paragraph shall only apply in those jurisdictions where restrictions such as contained in this paragraph are enforceable.

(b) Non-Solicitation of Customers. For twenty-four (24) months after the termination of my employment with the Company, I will not solicit directly or indirectly, on behalf of any business entity regarding those product lines described in paragraph (a) of this section, any customer I solicited or serviced, or any customer about whom I learned Confidential Information, while in the employ or service of the Company. This paragraph shall apply in those jurisdictions where restrictions such as contained in this paragraph are enforceable.

(c) Non-Solicitation of Employees. For twenty-four (24) months after the termination of my employment with the Company, I will not recruit, solicit or induce, or attempt to recruit, solicit or induce, any employee of the Company to terminate their employment with the Company or otherwise cease their relationship with the Company.

(d) Duty to Present Contract. For twenty-four (24) months after the termination of my employment with the Company, before I accept employment with any person or organization that is engaged in or about to be engaged in developing, producing, marketing, distributing or selling lawn, garden, pest control, outdoor décor, bird feed, bird feeder or related products, I agree (1) to advise that prospective employer about the existence of this Agreement; (2) to provide that potential employer a copy of this Agreement; and (3) to advise the Company’s Vice President of Human Resources in writing, within five (5) business days, to whom I have provided a copy of this Agreement.

4. Reformation/Severability. If any restriction set forth in this Agreement is found by a court to be unenforceable for any reason, the court is empowered and directed to interpret the restriction to extend only so broadly as to be enforceable in that jurisdiction. Additionally, should any of the provisions of this Agreement be determined to be invalid by a court of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of the other provisions herein.

5. Further Acknowledgments. I understand that the restrictions contained in this Agreement are necessary and reasonable for the protection of the Company’s business, goodwill and its Confidential Information. I understand that any breach of this Agreement will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, including the return of consideration paid for this Agreement, I agree that the Company shall have the right to seek specific performance and injunctive relief. Further, I understand that the Company intends to install the full measure of protections permitted by the law to protect its Confidential Information and business relationships, but does not intend to impose any greater protections on me than those permitted by law. I acknowledge that the law that governs restrictive covenants such as this, is important, rapidly changing and varies from state to state. I also understand that the law that will apply to this Agreement after I terminate will depend on factors such as where I live, where I work, the location of my employer, the location of my former employer and other factors, many which are unknown at the time I enter this Agreement. I understand that I have been advised to consult with an attorney of my choice to discuss this agreement and my legal obligations under this agreement after my termination of employment. I understand that Paragraphs 3(a) and 3(b) do not apply and will not be enforced in California or other states where restrictions such as contained in those paragraphs are not permitted.

6. Separability. Courts should treat each numbered paragraph as a separate and severable contractual obligation intended to protect the legitimate interests of the Company and to which I intend to be bound.

7. Non Waiver. I agree that the Company’s determination not to enforce this or similar agreements as to specific violations shall not operate as a waiver or release of my obligations under this Agreement.

8. Fiduciary Duty. This Agreement is in addition to any fiduciary duty and obligation that may exist under statutory or common law.

9. Entire Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. It cannot be modified or waived except in a writing signed by me and the Chief Executive Officer of the Company. I enter into this Agreement voluntarily.

AGREED AND ACCEPTED BY:

/s/ Steven R. LaMonte
Steven R. LaMonte

/s/ William E. Brown
William E. Brown
Chairman
Central Garden & Pet Company

EXHIBIT C

POST EMPLOYMENT CONSULTING AGREEMENT

This Agreement is made this              day of April, 2014 (the “Effective Date”) by and between Central Garden & Pet Company and/or any of its wholly owned subsidiaries, successors and assigns (collectively called “the Company”) and Steven R. LaMonte (Executive”).

WHEREAS, Executive recognizes that in his capacity as a key executive with the Company he will provide unique services that will be exceedingly difficult to replace after termination of his employment;

WHEREAS, Executive recognizes that the Company desires continued access to Executive’s unique services, knowledge and a reasonable transition after the termination of Executive’s employment;

WHEREAS, Executive recognizes that he has been provided adequate consideration for entering into this Consulting Agreement (“Agreement”);

THEREFORE, in consideration of the employment of Executive as president of the Company’s Garden Division and other good and adequate consideration, Executive and the Company agree to the following:

1. Consulting Services. Executive will provide continuing strategic advice and counsel related to the business issues and projects Executive was involved in while employed by the Company (“Consulting Services”). Consulting Services shall performed at such times and in a manner as are mutually agreed.

2. Term of Agreement. Executive will provide Consulting Services effective upon Exercise by the Company and continuing thereafter for a period of twenty-four (24) months (“Term of Agreement”).

3. Compensation and Commitment.

a) Initial Period. During the period April 1, 2014 through March 31, 2015 (“Initial Period”), Executive shall be prepared to devote an average of up to sixteen (16) hours per month to Consulting Services hereunder. As consideration for such Consulting Services during such Initial Period, all options granted to Executive prior to February 14, 2014 shall continue to vest during said Initial Period and the deadline for exercising any of such vested options shall be extended until April 30, 2015. As further consideration, Executive shall receive extended salary continuation/severance benefits for the period November 21, 2014 through March 31, 2015 subject to the terms and limitations of the Election for Additional Compensation and Release Agreement.

b) Second Period. During the period April 1, 2015 through March 31, 2016 (“Second Period”), Executive shall be prepared to devote, on average, 20 to 30 hours per month to Consulting Services hereunder and shall be paid a total of Sixty-Six Thousand Seven Hundred and Fifty Dollars ($66,750). This amount shall be paid one-twelfth (1/12) at the end of each month of the Second Period for twelve (12) months.

4. Expenses. During the Term of Agreement, Executive will be reimbursed by the Company for all expenses necessarily incurred in the performance of this Agreement.

5. Termination. Notwithstanding the Term of Agreement specified above, this Agreement shall terminate under any of the following circumstances: (a) in the event Executive dies, this Agreement shall terminate immediately; (b) if due to physical or mental disability, Executive is unable to perform the services called for under this Agreement with or without reasonable accommodation, either the Company or Executive may terminate this Agreement by providing thirty (30) days’ written notice; (c) the Executive materially breaches the terms of this Agreement, and (d) the parties may terminate this Agreement by mutual written agreement.

6. Unique Services; Duty of Loyalty. Executive acknowledges and agrees that the services he performs under this Agreement are of a special, unique, unusual, extraordinary, or intellectual character, which have a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law. Executive further acknowledges and agrees that during his employment and during the Term of Agreement he will have a continuing fiduciary duty and duty of loyalty to the Company. He agrees that during the Term of Agreement, he will not render executive, managerial, market research, advice or consulting services, either directly or indirectly, to any business engaged in or about to be engaged in developing, producing, marketing, distributing or selling lawn, garden, pest control, outdoor décor, bird feed, bird feeders, or related products or which would otherwise conflict with his obligations to the Company.

7. Confidential Information or Materials. During the Term of Agreement, Executive will have access to the Company’s confidential, proprietary and trade secret information including but not limited to information and strategy regarding the Company’s products and services including customer lists and files, product description and pricing, information and strategy regarding profits, costs, marketing, purchasing, sales, customers, suppliers, contract terms, employees, salaries; product development plans; business, acquisition and financial plans and forecasts and marketing and sales plans and forecasts (collectively called “Company Confidential Information”). Executive will not, during the Term of Agreement or thereafter, directly or indirectly disclose to any other person or entity, or use for Executive’s own benefit or for the benefit of others besides Company, any Company Confidential Information. Upon termination of this Agreement, Executive agrees to promptly return all Company Confidential Information.

8. Remedies. Executive understands and acknowledges that Company’s remedies at law for any material breach of this Agreement by Executive are inadequate and that any such breach will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, including the return of consideration paid for this Agreement, Executive agrees that the Company shall have the right to seek specific performance and injunctive relief. It is also expressly agreed that, in the event of such a breach, Company shall also be entitled to recover all of its costs and expenses (including attorneys’ fees) incurred in enforcing its rights hereunder.

9. Independent Contractor Status. For all purposes, during the Term of Agreement, Executive shall be deemed to be an independent contractor, and not an employee or agent of the Company. Accordingly, Executive shall not be entitled to any rights or benefits to which any employee of Company may be entitled.

10. Other Employment. Nothing in this Agreement shall prevent Executive from performing services for other employers or business entities, consistent with the terms of this Agreement, during the Term of Agreement.

11. Intellectual Property Rights. Company shall have sole ownership of and all right, title and interest, to all data, drawings, designs, analyses, graphs, reports, products, tooling, physical property, computer programs, software code, trade secrets and all inventions, discoveries and improvements or other items or concepts, whether patentable or not, (collectively, “Intellectual Property”) which are conceived or reduced to practice during the Term of Agreement and arising out of or relating to the services performed hereunder or using the equipment or resources of the Company. To the extent any such Intellectual Property qualifies as a “work for hire” under the United States Copyright Act (17 U.S.C. Sec. 101), Executive agrees that the Company is the author for copyright purposes. To the extent that any Intellectual Property is not a work for hire, Executive agrees to assign, and hereby does assign, its entire right, title and interest in such Intellectual Property, including the right to sue for past infringements.

12. No Authority to Bind Company. During the Term of Agreement, Executive will not have any authority to commit or bind Company to any contractual or financial obligations without the Company’s prior written consent.

13. Assignment. This is a personal services agreement and Executive may not assign this Agreement, or any interest herein, without the prior written consent of the Company.

14. Entire Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. It cannot be modified or waived except in a writing signed by both parties.

15. Agreement Enforceable to Full Extent Possible. If any restriction set forth in this Agreement is found by a court to be unenforceable for any reason, the court is empowered and directed to interpret the restriction to extend only so broadly as to be enforceable in that jurisdiction. Additionally, should any of the provisions of this Agreement be determined to be invalid by a court of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of the other provisions herein.

16. The parties agree to all of the terms and conditions set forth above.

Dated:	4/11/14	/s/ Steven LaMonte
Steven R. LaMonte

Central Garden & Pet Company

Dated:	4/23/14	/s/ William E. Brown
William E. Brown
Chairman